Exhibit 10.138

ENDO INTERNATIONAL PLC
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

PURPOSE AND SCOPE OF THE PLAN

1.1	Purpose
The Endo International plc Amended and Restated Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company pursuant to a plan that is designed to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

1.2	Definitions
Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:
Board of Directors or Board shall mean the Board of Directors of the Company.
Code shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.
Committee shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.
Company shall mean Endo International plc, an Irish public limited company, or any successor corporation.
Compensation shall mean the fixed salary or base hourly wage paid by the Company or a Designated Subsidiary, as applicable, to an Employee as reported by the Company (or by a Designated Subsidiary) to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding items such as commissions, bonuses, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.
Designated Subsidiary shall mean any Subsidiary of the Company that has been designated by the Committee to participate in the Plan.
Employee shall mean any employee of the Company or a Designated Subsidiary who is scheduled to work for the Company or such Designated Subsidiary, as the case may be, for a minimum of twenty hours per week.
Exercise Date shall mean the last trading day of each Offering Period, unless otherwise determined by the Committee.
Fair Market Value shall mean, with respect to a share of Stock, as of a date of determination, shall mean (1) the closing sales price per share of the Stock on the national securities exchange on which such Stock is principally traded on the date of the grant of such Award, or (2) if the shares of Stock are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such stock on such exchange, or (3) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith upon the advice of a qualified valuation expert.
Offering Date shall mean the first trading day of each Offering Period, unless otherwise determined by the Committee.
Offering Period or Period shall mean the Plan Quarter beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee.
Option Price shall mean the purchase price of a share of Stock hereunder as provided in Section 3.1 hereof.

Exhibit 10.138

Participant shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.
Plan shall mean the Endo International plc Employee Stock Purchase Plan, as the same may be amended from time to time.
Plan Account or Account shall mean an account established and maintained in the name of each Participant.
Plan Administrator shall mean any Employee or Employees or a third party qualified to act as the Plan Administrator appointed pursuant to Section 1.3 hereof.
Plan Quarter shall mean each three (3) month period commencing January 1, 2012 and each calendar quarter thereafter.
Stock means the ordinary shares, par value $0.0001 per share, of the Company.
Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

1.3	Administration of Plan
Subject to oversight by the Board of Directors or the Board’s Compensation Committee, the Committee shall have the sole authority and complete discretion to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Its interpretations and decisions in respect of the Plan shall, subject to the aforesaid, be final and conclusive. The Committee shall have the authority to appoint a Plan Administrator and to delegate to the Plan Administrator such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

1.4	Effective Date of Plan
The Plan became effective on June 9, 2014.

1.5	Extension or Termination of Plan
The Plan shall continue in effect until the earlier of (i) the date when no shares of Stock are available for issuance under the Plan (at which time the Plan shall be suspended as set forth in Section 4.3), or (ii) December 31, 2022, unless terminated prior thereto by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund is not possible.

PARTICIPATION

2.1	Eligibility
Participation in the Plan is limited to Employees who meet the requirements of this Section 2.1. Each Employee may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. An Employee may enroll upon the commencement of employment or prior to the Offering Date on the first Plan Quarter of each year during the term of the Plan. For new Employees, such enrollment shall be effective for the next Offering Period, subject to such administrative rules as the Committee or Plan Administrator may establish. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Stock under the Plan if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or parent of the Company. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Employee without interest.

2.2	Payroll Deductions
Payment for shares of Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Such deductions shall be expressed as a whole number percentage which shall not be more than 10% of the Participant’s Compensation as in effect at the start of such Offering Period. A Participant may not increase the deduction during an Offering Period. However, a Participant may change the percentage deduction for any subsequent Offering Period by filing notice thereof with the Company prior to the Offering Date on which such Period commences. Employee contributions are accumulated during the Offering Period and used to purchase shares on the Exercise Date. During an Offering Period, a Participant may decrease the percentage deduction in effect for the remainder of such Offering Period (subject to such

Exhibit 10.138

administrative rules as the Committee or Plan Administrator may establish), withdraw entirely from participation or discontinue payroll deductions but have the payroll deductions previously made during that Offering Period remain in the Participant’s Account to purchase Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant’s Account after the purchase of Stock may be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period upon completion of the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.2 shall be credited to such Participant’s Account.

PURCHASE OF SHARES

3.1	Option Price
The Option Price per share of the Stock sold to Participants hereunder shall be not less than 85% of the Fair Market Value of such share on the Exercise Date of the applicable Offering Period, and in no event shall the Option Price per share be less than the par value of the Stock; provided that the Offering Period may not exceed five years from the Offering Date. Notwithstanding the foregoing, the Committee may determine prior to the commencement of an Offering Period that the Option Price per share of the Stock sold to Participants hereunder in such Offering Period shall be the lesser of the discounted Fair Market Value of such share on (A) the Exercise Date of the applicable Offering Period or (B) the Offering Date for such Offering Period, but in no event shall the Option Price per share be less than the par value of the Stock; provided that, in such case, the Offering Period may not exceed twenty-seven months from the Offering Date.

3.2	Purchase of Shares
On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of shares of Stock which can be purchased with such amount, including fractional shares, if so authorized by the Committee, and such shares will be purchased by the Participant hereunder. The balance, if any, in such Account following the purchase shall be carried forward to the next succeeding Offering Period.

3.3	Limitations on Purchase
Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an option under the Plan which permits such Participant’s right to purchase shares of Stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares of Stock (determined as of the first date of the Offering Period) for any calendar year in which such option would be outstanding at any time. Any amounts received from a Participant which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Participant without interest.
To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 3.3, a Participant’s payroll deductions may be decreased to 0% during any Offering Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year does not exceed the twenty-five thousand dollar ($25,000) limit described above. Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan.

3.4	Transferability of Rights
Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

PROVISIONS RELATING TO STOCK

4.1	Stock Reserved; Delivery of Stock
A maximum of the shares of Stock equal to one percent of the shares of Stock outstanding on April 15, 2011 may be purchased by Participants under the Plan, which shares of Stock shall be treasury shares, shares purchased in the open market, or newly authorized shares, as may be the case.

Exhibit 10.138

4.2	Adjustment for Changes in Stock
In the event that adjustments are made in the number of outstanding shares of Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or there occurs such other event involving the Company which in the discretion of the Committee requires adjustment hereunder, the Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price, provided that in no event shall the Option Price be reduced to an amount that is lower than the par value of a share. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

4.3	Insufficient Shares
If the aggregate funds available for the purchase of Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically be suspended immediately after such Exercise Date until such time when additional shares of Stock may be added to the Plan.

4.4	Confirmation
Confirmation of each purchase of Stock hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company or Plan Administrator.

4.5	Rights as Shareholders
The shares of Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

TERMINATION OF PARTICIPATION

5.1	Voluntary Withdrawal
A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

5.2	Termination of Eligibility
If a Participant ceases to be eligible under Section 2.1 hereof for any reason, the dollar amount in such Participant’s Account will be refunded or distributed to the Participant, or in the case of death, the Participant’s designated beneficiary on file or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

GENERAL PROVISIONS

6.1	Notices
Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

6.2	Condition of Employment
Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate an Employee.

6.3	Tax Matters
If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share of Stock issued to such Participant hereunder, and such disposition occurs within the two-year period commencing on the day of the Offering Date or within the one-year period commencing on the day of the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof.

Exhibit 10.138

6.4	Amendment of the Plan
The Board of Directors or the Board’s Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Stock is listed. Without limiting the foregoing, the Board or Compensation Committee may, at any time, terminate the Plan and refund (without interest) amounts in Participant’s Accounts or shorten any ongoing or future Offering Period.

6.5	Application of Funds
All funds received by the Company by reason of purchases of Stock hereunder may be used for any corporate purpose.

6.6	Legal Restrictions
The Company shall not be obligated to sell shares of Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation. Furthermore, the Company shall not be obliged to issue or deliver any shares until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

6.7	Gender
Whenever used herein, use of any gender shall be applicable to both genders.

6.8	Governing Law
The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

6.9	Additional Matters
The Plan and the Options granted hereunder are intended to comply with the applicable laws of any country or jurisdiction where Options are granted under the Plan. Notwithstanding any provision of the Plan to the contrary, the Committee may establish such special rules as the Committee determines are necessary to comply with the laws of a foreign jurisdiction with respect to citizens or residents of such foreign jurisdiction, provided that any such special rules shall comply with the requirements of Section 423 of the Code and the regulations and guidance promulgated thereunder. Schedules to the Plan set forth provisions applicable to Participants providing services in the country identified in the Schedule.

Exhibit 10.138

Schedule A
Provisions Applicable to Canadian Participants
The following provision shall apply to any Participant of the Plan who is resident in Canada (a Canadian Participant). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Taxes and Other Source Deductions
It is the responsibility of the Canadian Participant to complete and file any tax returns which may be required under Canadian tax laws within the periods specified in those laws as a result of the Canadian Participant’s participation in the Plan.
Notwithstanding any other provision contained in the Plan, a Canadian Participant shall be solely responsible for all Applicable Withholding Taxes resulting from his or her acquisition of shares of Stock pursuant to this Plan. A Canadian Participant shall:

(a)
pay to the Company or a Designated Subsidiary an amount as necessary so as to ensure that the Company or Designated Subsidiary is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Applicable Withholding Taxes in connection with such acquisition of shares of Stock;

(b)
authorize the Company or a Designated Subsidiary, on behalf of the Canadian Participant, to sell in the market on such terms and at such time or times as the Company or such Designated Subsidiary determines a portion of the shares of Stock acquired hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes; or

(c)	make other arrangements acceptable to the Company or a Designated Subsidiary to fund the Applicable Withholding Taxes.
Applicable Withholding Taxes means any and all taxes and other source deductions or other amounts which the Company or a Designated Subsidiary is required by law to withhold from any amounts to be paid or credited hereunder.

Exhibit 10.138

Schedule B
Provisions Applicable to Irish Participants
The following provisions shall apply to any Participant of the Plan who is resident in Ireland (an Irish Participant). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Taxes and Other Source Deductions
It is the responsibility of the Irish Participant to complete and file any tax returns which may be required under Irish tax laws within the periods specified in those laws as a result of the Irish Participant’s participation in the Plan.
It is also the responsibility of the Irish Participant to pay all taxes resulting from his or her acquisition of shares of Stock pursuant to this Plan in accordance with Irish tax law within the period specified in those laws.
Termination of Participation
Section 5.2 of the Plan shall be replaced with the following:
If an Irish Participant ceases to be eligible under Section 2.1 hereof for any reason, the dollar amount in such Irish Participant’s Account will be refunded or distributed to the Irish Participant, or in the case of death, in accordance with the Irish Participant's will or the laws of intestacy.
Condition of Employment
Section 6.2 of the Plan shall be amended by the addition of the words "subject to applicable law." at the end of the existing section and the addition of the following sentence:
"Under no circumstances will any Participant ceasing to be an employee or executive director be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the ESPP which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever."